Exhibit 10.18

A G R E E M E N T

THIS AGREEMENT, made and entered into this as of the 21st day of December, 2004, by and between PNGI CHARLES TOWN GAMING LIMITED LIABILITY COMPANY, a West Virginia Limited Liability Company (hereinafter “Charles Town Races”), and CHARLES TOWN HORSEMEN’S BENEVOLENT AND PROTECTIVE ASSOCIATION, INC., a West Virginia not-for-profit corporation (hereinafter “HBPA”).

W I T N E S S E T H:

WHEREAS, Charles Town Races is licensed by the West Virginia Racing Commission, pursuant to Chapter 19, Article 23-1, et seq., of the West Virginia Code, to conduct live thoroughbred horse racing with pari-mutuel wagering and, in accordance with that licensure, Charles Town Races owns and operates a thoroughbred racing facility under the trade name Charles Town Races (hereinafter the physical facility will be referred to as the “Racetrack”); and

WHEREAS, the HBPA is an Association comprised of owners, trainers and owner-trainers (the “members”) of thoroughbred racing horses; and

WHEREAS, the HBPA provides benevolent programs and other services for its members and their employees who are engaged in live thoroughbred racing at the Racetrack; and

WHEREAS, the parties desire to reaffirm their mutual interest in the promotion, preservation, and enhancement of live thoroughbred racing at the Racetrack; and

WHEREAS, the parties hereto reaffirm their support for quality live thoroughbred racing activities and reaffirm their desire to the promotion of such activities in the State of West Virginia; and

WHEREAS, Charles Town Races acknowledges that the HBPA is the exclusive bargaining agent and representative of its members, as certified by the West Virginia Racing Commission. Charles Town Races shall only negotiate with the exclusive bargaining agent and representatives of the Horsemen as certified by the West Virginia Racing Commission during the term of this Agreement and any amendments thereto or any Agreement, which shall supersede this Agreement for the provision of services in connection with live thoroughbred racing activities, safety and back stretch conditions; and

WHEREAS, the parties hereto desire to memorialize and set forth in writing the contractual agreements by and between Charles Town Races and the HBPA concerning live thoroughbred racing at the Racetrack.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties desire to be legally bound, do agree as follows:

1.  Term of Agreement.  This Agreement shall become effective as of January 1, 2005, and shall remain in full force and effect until December 31, 2007 (the “Initial Term”).  At the end of the Initial Term, the term of this Agreement shall automatically be extended under the same terms and conditions for a period of one (1) year (hereinafter the “First Extension Term”) unless either party shall give notice to the other party, in writing, of its intent to terminate the Agreement not later than September 30, 2007.  At the end of the First Extension Term, the term of the Agreement shall automatically be extended under the same terms and conditions for a period of an additional one (1) year (hereinafter the “Second Extension Term”), unless either party shall give notice to the other party, in writing, of its intent to terminate the Agreement not later than September 30, 2008.

2.  Exclusive  Representation.  The HBPA is currently recognized by the West Virginia Racing Commission to be the duly qualified and exclusive representative of the owners, trainers, and owner-trainers of live thoroughbred horse racing at the Racetrack as certified by the West Virginia Racing Commission.  Charles Town Races shall only negotiate with the exclusive bargaining agent and representative of the Horsemen as certified by the West Virginia Racing Commission.  Any negotiation or discussion of the terms and provisions of this Agreement, or any amendment thereto, or any Agreement, which shall supersede the terms and provisions of this Agreement with any person, entity or representative of an entity that is not the exclusive bargaining agent and representative of the Horsemen, as certified by the West Virginia Racing Commission, shall constitute a breach of this Agreement.

Charles Town Races does agree that it shall negotiate with and conduct any and all business which is the subject of this Agreement and any matters reasonably related to any provision of this Agreement with the duly elected officers of the HBPA or their duly designated representatives.

The HBPA does agree that it shall provide to Charles Town Races, in writing, on an annual basis, the name and address of each and every duly elected member of the Board of Directors, the name and address of each duly elected officer of the HBPA who shall have the authority to negotiate with the Charles Town Races, and the name and address of each representative duly designated by the Board of Directors of the HBPA to negotiate on its behalf.

3.  Racing Schedule.  During the term of this Agreement, Charles Town Races shall each year request a license from the West Virginia Racing Commission to conduct racing, and in fact conduct racing, for not less than the minimum number of days required by the West Virginia racing statute, which is currently two hundred ten (210) days per year.  Charles Town Races shall provide a copy of it’s Annual License Application filed with the West Virginia Racing Commission to the HBPA within three (3) days of the date of its filing.  Notwithstanding the first sentence of this paragraph, it is understood and agreed that, subject to receiving approval from the West Virginia Racing Commission, Charles Town Races shall schedule a total of 245 racing days, with not less than 10 races per racing day, during 2005.  In the event racing days are cancelled due to weather, track conditions, unavailability of horses or any other reason beyond the reasonable control of Charles Town Races, any such cancellation and the fact that 245 racing days are not held, shall not be considered a breach of this Agreement.

Within seven (7) days of cancellation of a race day, Charles Town Races shall reschedule such race day and provide notice to the HBPA of the rescheduled date to the extent necessary to achieve the minimum number of racing days required by the West Virginia racing statute.  Charles Town Races agrees, subject to availability of horses, to program no less than the minimum number of races per day for not less than the minimum number of days per year, as required under applicable law for the remaining months of the year.

Charles Town Races agrees that it will not discontinue racing for a period of more than one (1) three (3) week period in any calendar year, unless agreed upon by the HBPA, except in the event of an act of God or other catastrophe, or conditions beyond the reasonable control of Charles Town Races.

4.  Minimum Purse and Purse Scheduling.

A.                                   Minimum Daily Purses.  The daily minimum purse schedule payable by Charles Town Races during the term of this Agreement shall be not less than One Hundred Twenty-five Thousand Dollars ($125,000.00) per day, except as provided herein below.  It is mutually agreed that, as far as possible and consistent with the foregoing, the principle of “better purse for better horses” shall be followed in establishing the purse payable for any one race.  Charles Town Races further agrees that, if necessary, better purses will be reduced to maintain minimum purse schedules.  Charles Town Races may increase or decrease the purse schedule each year by up to 20%.  The daily purse schedule as of January 1, 2005, is deemed to be One Hundred Eighty-five Thousand Dollars ($185,000.00) as an average for each Condition Book.  Any increase or decrease in the purse schedule of more than twenty percent (20%) during any calendar year shall be subject to the approval of HBPA, which approval shall not be unreasonably withheld or unduly delayed.  Except as provided below with respect to Stake Races, Charles Town agrees to pay purses back through not less than six (6) places.

B.                                     Purse Schedule Distribution.  Charles Town Races and HBPA will establish and publish a purse schedule distribution, which shall show the purse distribution planned for various classes of horses at various distances.  Such schedule shall be updated as necessary. Said schedule with any amendments thereto shall be posted in the Racing Secretary’s office.  In the event of a purse schedule distribution decrease, the purses for bottom claiming races shall not be reduced unless the purses for all races are also reduced (though not necessarily by the same percentage).

At such time as the Underpayment Money reaches One Million Dollars ($1,000,000.00) or below, Charles Town Races and HBPA shall mutually agree to decrease the daily purse distribution in an attempt to avoid an overpayment.

C.                                     Stakes Schedule.  Each year purses for Stake races shall not exceed, in the aggregate, eight percent (8%) of the total purses paid, from the purse account, in the immediately preceding calendar year excluding the amounts paid for stake races and amounts received for sponsorship of races unless otherwise authorized by the HBPA.  Charles Town

Races shall determine the number of and purses for stake races and submit the stakes schedule to HBPA for written comment prior to submission of the stakes schedule to the West Virginia Racing Commission.

D.                                    Charles Town Races agrees to pay purses for Stakes Races back through not less than five (5) places.

E.                                      It is understood by both parties that purse schedules shall not be in conflict with the rules of racing of the West Virginia Racing Commission as presently constituted or as maybe amended.

F.                                      West Virginia Accredited Races.  Charles Town Races shall include in its Conditions Book a minimum of one (1) race one very live racing day devoted exclusively for West Virginia accredited horses unless sufficient horses and purse funds are not available therefore, in accordance with the requirements of the West Virginia Racing Commission pursuant to the provisions of § 19-23-13(b) of the West Virginia Code.  Races devoted exclusively for West Virginia accredited horses shall be run if no less than seven (7) betting interests have been entered therein.

5.  Purse Funds.

A.                                   During the term of this Agreement, Charles Town Races shall allocate and pay purse moneys as provided by state law, including any additional percentage of the mutual handle, which maybe legislated and incorporated into the West Virginia Code during the period of this Agreement, if specifically legislated for purses.

B.                                     In the event any Underpayment Money exists in the purse account at the end of any calendar year, then said Underpayment Money shall be added to the sum available for the payment of purses for the next year.

C.                                     This is the Agreement regarding the proceeds from video lottery terminals as provided in West Virginia Code § 29-22A-7 (a) (6).

6.  Revenue from Off-Track Betting, Telephone Wagering, Table Gaming, or any other form of Gaming.  In the event additional revenue or payments from telephone wagering, off-track betting, table gaming, or any other form of gaming of any kind or nature is available as a result of legislation, the percentage distribution as set forth in the legislation shall determine the party’s interest in such additional revenue.  In the event there is no division of revenue in the statutory legislation, the parties agree to negotiate in good faith whether a division of revenue is to occur and if so, the amount thereof.

7.  Condition Book.  HBPA represents that it has created a Condition Book Committee to consult with Horsemen concerning the conditions of racing and to make known to Charles Town Races the results of their consultations.  Charles Town Races agrees that this Committee shall have the right to meet with appropriate Charles Town Races personnel to discuss and approve each Condition Book at least seventy-two (72) hours before printing in order to permit Committee review, suggestions, and recommendations.  Charles Town Races shall make an effort to comply with the Committee’s suggestions and recommendations.

8.  Horsemen’s Bookkeeper.  A Horsemen’s Bookkeeper shall be employed by Charles Town Races and shall be subject to the policies generally applicable to Charles Town Races’ employees.  The Horsemen’s Bookkeeper shall perform those functions set forth from time to time by statute and the West Virginia Rules of Racing, and Charles Town Races shall provide such equipment as shall be reasonably necessary for the performance of the Horsemen’s Bookkeeper’s statutory duties.

9.  Segregated Bank Accounts.  The following bank accounts shall be maintained by Charles Town Races in a bank approved by the West Virginia Racing Commission.  Currently, the approved bank is United Bank.

A.                                   Purse Account.  Charles Town Races shall establish and maintain a separate overnight investment account and a separate checking account into which all monies received for the future payment of purses are to be deposited.  All disbursements from these accounts shall be solely for the payment of earned purses and such other disbursements as may be authorized by law or as otherwise directed by the West Virginia Racing Commission.  All interest earned on this Purse Account shall be added to the funds available for the payment of purses.  These accounts shall be subject to inspection and audit by the Racing Commission at any time.  The HBPA shall also be permitted to review these accounts upon request during normal business hours.

B.                                     Horsemen’s Trust Accounts.  Charles Town Races shall establish and maintain a separate investment account (the “Horsemen’s Investment Account”) and a separate checking account (the “Horsemen’s Daily Account”) (collectively, hereafter, the “Horsemen’s Trust Accounts”) into which the Horsemen’s Bookkeeper shall receive, maintain and disburse the purses of each race and all stakes, entrance money, jockey fees, purchase money in claiming races, along with all applicable taxes and other monies that properly come into the Horsemen’s Bookkeepers’ possession in accordance with the provisions of the Racing Commission Rules.

All of the funds in Horsemen’s Trust Accounts are recognized as being trust funds held for the benefit of all of the respective account owners, as reflected by the records maintained by the Horsemen’s Bookkeeper.

Charles Town Races agrees to transfer from the Purse Account and deposit into the Horsemen’s Daily Account the full amount of daily earned purses within two (2) business days. Purse winnings will be posted within two (2) business days and made available to the earners thereof when the race results are declared official, i.e. once drug test results have been received; provided further, however, that in the event of any dispute as to the result of a race due to a drug test or other regulatory inquiry, the purse money shall not be made available to the earners thereof until there has been a final non-appealable resolution thereof by the Charles Town Races Stewards, the West Virginia Racing Commission, or a court of competent jurisdiction, as the case may be.

The Horsemen’s Bookkeeper will deduct from the owner ledger accounts, jockey fees, pony fees, valet fees, track lasix fees, nomination fees, entry fees, starting fees, valet pool, photographs, veterinary lasix charges, and sales tax on claiming amounts.  No other deductions shall be made by the Horsemen’s Bookkeeper unless requested in writing by the person, persons or entities to whom such monies are payable, or to his, her or its duly authorized representative, or as required by order of the Charles Town Races Stewards, the West Virginia Racing Commission, or a court of competent jurisdiction.  Notwithstanding the preceding clause, nothing herein shall be construed as requiring the Horsemen’s Bookkeeper to provide personal accounting services to any horseman and/or the payment of any expenses of any horsemen not contemplated by the provision of this paragraph, even if authorized in writing.

The Horsemen’s Trust Accounts shall be subject to inspection by the Racing Commission at any time and may be examined by the President of the HBPA or his or her duly designated representative at the offices of Charles Town Races at such reasonable time or times as shall be determined upon the mutual agreement of Charles Town Races and the HBPA.  Such consent shall not be unreasonably withheld.

The interest earned on monies invested in the Horsemen’s Investment Account will be transferred to the Horsemen’s Daily Account and paid to Charles Town Horsemen’s Welfare & Benefit Trust.

10.  Racing Committee/Arbitration.

A.                                   Charles Town Races and the HBPA shall organize and maintain a joint committee (hereinafter the “Racing Committee”) to address issues related to and associated with live thoroughbred racing at the Racetrack.  The HBPA and Charles Town shall each appoint three (3) representatives to the Racing Committee.  This Committee shall meet at the request of any member of the Racing Committee.  The Racing Committee shall have no authority to alter the terms and conditions of this Agreement.

B.                                     Arbitration.  In the event there is a disagreement between the parties as to whether any party has complied with the terms or conditions in this Agreement, then Charles Town Races and the HBPA shall each choose an Arbitrator and the two Arbitrators shall choose a third Arbitrator.  The Board of Arbitrators shall decide the issues involved and each party agrees to be bound by the decision of the arbitration panel.

11.  Stalls.

A.                                   Charles Town Races shall make available a minimum of 1,148 stalls, free of charge, to Horsemen each race meeting.  It is recognized by both parties that effective stall utilization is important to Charles Town Races management and that equitable allocation is essential to the livelihood of Horsemen.  During the Initial Term of this Agreement, Charles Town Races agrees that it will not tear down or demolish the existing Charles Town stalls unless required to do so as a result of governmental order or an act of God beyond the reasonable control of Charles Town Races.

B.                                     Charles Town Races shall not discriminate in the allocation of stalls by reason of HBPA membership or activity or condone its representatives or employees discriminating in the allocation of stalls.  Subject to this limitation, the allocation of stalls shall be in the discretion of Charles Town Races.

C.                                     Charles Town Races shall establish a cut-off date for stall applications.  Charles Town Races shall make every effort to provide Horsemen with five (5) days prior notice of the acceptance or rejection of stall applications and may demand immediate confirmation from the Horsemen of their intent to use allotted stalls.

D.                                    The terms and conditions for all stall applications shall be determined by and set forth in an application by Charles Town Races.  Charles Town Races shall send to the HBPA, not later than ten (10) days prior to the first day of each Race Meeting, a copy of its current Stall Application Agreement.

E.                                      Charles Town Races agrees to provide stall and shed row area with proper fill within a reasonable time period, upon written request of HBPA.

12.  Barn Area.

A.                                   Barn area will be available to Horsemen at all times and the Racetrack will be available to Horsemen during scheduled training times (including scheduled training times during the period racing is discontinued).

B.                                     HBPA recognizes an obligation of Horsemen and backside personnel to maintain the stable area in a sanitary condition, free from litter and other foreign objects.  HBPA will use its best efforts to ensure that Horsemen and their employees fulfill their obligations in this regard.  Horse washing will only be permitted in certain areas designated by Charles Town Races for such purposes.  This provision has been made mandatory by the Rules of the West Virginia Department of Environment Protection.  Charles Town Races retains its right to discipline (including removal) Horsemen or their employees who fail to obey Charles Town Races’ published rules and regulations.

C.                                     Charles Town Races shall maintain all barn area restroom facilities in a safe and healthy environment.

D.                                    During winter months, Charles Town Races agrees to maintain both main roads leading to and from the Racetrack, between all barns and all Horsemen parking lots, for both training and racing purposes.  Charles Town Races further agrees to make necessary repairs to the backside and stall areas as Charles Town Races considers appropriate giving consideration to any input provided by the HBPA.

E.                                      Charles Town Races agrees to remove all manure from the barn area at no cost to the Horsemen.

F.                                      Charles Town Races in conjunction with the HBPA shall establish Barn Area Rules and Regulations for the purpose of promoting safety and security on the backstretch, which shall remain in full force and effect and shall be binding upon the parties pursuant to their own terms and provisions during the term or terms of these agreements.

13.  Racing Surfaces.

A.                                   The Track Surface Committee, consisting of two Horsemen, two jockeys (appointed by their respective associations), the Charles Town Races Superintendent, at least one steward, and a representative of Charles Town Races, shall meet pursuant to a published schedule to assess track surface conditions.  Charles Town Races shall maintain the Racetrack as it determines to be appropriate giving consideration to input provided by the Track  Surface Committee.

B.                                     Trainers shall have the right to enter onto the Racetrack for the purpose of determining the safety of the racing surface.

14.  Racetrack Facilities.  The racing strip, the barns, and related backside facilities at the Racetrack (collectively known as the “backside facilities”) necessary for training purposes shall be made available by Charles Town Races without charge to Horsemen who have horses training for the immediate upcoming live race meet.  Charles Town Races will, at its own expense, make water, hot water, tack room heating, and electricity available to each barn in use and keep the racing surface harrowed and watered.

The racing strip, barns, tack rooms and other facilities of Charles Town Races useful for training purposes, shall be made available for Horsemen approved by Charles Town Races, without charge.  Charles Town Races agrees that these facilities shall be made available to Horsemen during reasonable hours for training purposes, subject to weather conditions.

At least thirty (30) days written notice shall be given to the HBPA of any intended shut-down of the Racetrack.  Included with such notice shall be the date of closing, the date of re-opening, and any plans concerning the availability of stalls in the stable area during the shutdown.  The notice period shall be calculated from the last scheduled race meeting day of the then current race meeting.

15.  New Training Facility.  Charles Town Races has agreed to construct a new training track.  The training track shall be a minimum 3/8 of a mile in length with a width of 45 feet. However, Charles Town Races acknowledges the HBPA’s desire for a longer training track.  The track surface shall be the same as the track surface on the Charles Town track after the resurfacing project.  There shall be a chute with a small starting gate together with a necessary crew of not less than three (3) individuals for training purposes only as well as a warning system for loose horses.  An outrider during training hours, a general shack for trainers and proper guards to manage the facility shall likewise be provided.  Charles Town agrees to provide the HBPA’s consultant with a copy of the design plans for review.

In connection with the training track, three (3) new barns for approximately two hundred forty (240) horses with not less than two washing stalls per barn shall be constructed.

Until such time as the training track and barns are completed, the existing Agreement between Charles Town Races and HBPA relative to use of Shenandoah Downs Racetrack as a training track facility shall remain in full force and effect.

16.  Racetrack Kitchen.  As of this date of this Agreement, Charles Town Races provides a Racetrack kitchen which includes a seating area, for use by the Horsemen and Charles Town Races shall continue to provide and not reduce the size of the Racetrack kitchen during the Term of this Agreement.  The HBPA may propose modifications and improvements to the Racetrack kitchen for review and consideration by Charles Town Races provided that the HBPA shall pay the cost and expense of such modifications and improvements.  The Racetrack kitchen shall continue to be equipped with customary fixtures and equipment for the operation of a food service operation of its type.  It is understood and agreed that the space provided for the Racetrack kitchen and the fixtures and equipment shall be provided by Charles Town Races at no cost to the HBPA or the operator of the kitchen.  The HBPA shall be permitted to select an operator of its choice to provide provisions and prepare food, subject to the approval of Charles Town Races which shall not be unreasonably withheld or unduly delayed.  The Racetrack kitchen must be operated in compliance with all health, sanitation and regulatory requirements for the legal and safe operation of the Racetrack kitchen.  The operator selected by the HBPA shall be required to have general liability and personal injury insurance coverage in amounts customarily required of similarly situated vendors conducting business on Charles Town Races’ property.  Evidence of such coverage shall be provided and the operator shall be required to name Charles Town Races and the HBPA as an additional insured on such policy(ies).

17.  Paddock Blacksmith.  Charles Town Races shall provide a paddock blacksmith to be available in the paddock for each and every race day.

18.  HBPA Amenities.

A.                                   Charles Town Races shall provide one (1) grandstand box with twelve (12) seats available to Horsemen on each racing day.

B.                                     Charles Town Races shall provide parking consisting of seventy-five (75) spaces designated for trainers only.

C.                                     Charles Town Races shall provide seventy-five (75) parking spaces for owners.

D.                                    Charles Town Races shall provide the HBPA with at least two hundred (200) programs each racing day during the week and three hundred (300) programs on each racing day that falls on a Saturday, Sunday, or holiday at an agreed upon location.

19.  Other Agreements.  The parties shall also use their best efforts to address and resolve in a timely and expeditious manner the following matters of mutual concern to the parties:

A.                                   Rodent and pest control and eradication.

B.                                     Uniform rules and regulations concerning the operation of all vending or concession enterprises in the stable area.

C.                                     Creation and continuing maintenance of a common fund for the payment of rewards for information leading to a conviction for theft, conversion, or malicious destruction of personal property belonging to Horsemen or their employees, Charles Town Races or its employees, and the general public.

20.  Racing Officials.  Charles Town Races shall mail to the President of the HBPA a written list of the persons appointed by Charles Town Races to serve as racing officials during any race meeting on the same date that it submits said list to the West Virginia Racing Commission in accordance with the provisions of the West Virginia Regulations.

21.  HBPA Facilities.  Charles Town Races shall provide, at no cost to the HBPA, an office for its use.  The office shall be located on Charles Town Races property, shall be approximately 17 feet 8 inches by 12 feet 10 inches and shall have separate access from the exterior of the building.  The office shall be provided with lighting, heat and air conditioning at no cost to the HBPA.  The HBPA shall be responsible for providing its own office furniture and equipment and for the interior cleaning of the office.  It is understood and agreed that the HBPA shall be permitted, at HBPA’s cost, to partition the interior of the office to create a separate office.

22.  HBPA Administrative Fund.  In accordance with Chapter 19, Article 23, Section 9(b)(1) of the West Virginia Code, Charles Town Races agrees to pay to HBPA during the term of this Agreement an amount equal to two percent (2%) of regular purses (excludings takes races, accredited races and other sponsored races) actually paid during the preceding month from the special fund, i.e., “purse account” required by this section for the HBPA’s medical trusts for backstretch personnel and administrative fees.  The sums due HBPA shall be paid by the end of each month.

23.  Indemnification.  The HBPA shall indemnify and save harmless Charles Town Races, its agents, representatives, employees, officers, directors and shareholders, and their respective successors and assigns, and all persons acting by, through, under or in concert with any of them, from and against any and all demands, liabilities, loss, cost, damages or expenses of whatever nature or kind, including attorney’s fees and all other expenses, costs or loss arising out of or in any way related to or occasioned by Charles Town Races’ performance under paragraph 22 of this Agreement relating to contributions to the HBPA.

24.  No Monopoly on Goods and Services.  Charles Town Races shall not establish or impose upon Horsemen a monopoly, restriction or requirement regarding the use of blacksmiths, feed men, track suppliers, veterinarians or other services customarily used by Horsemen.  Charles Town Races will permit any supplier of commodities or services to enter the stable area; provided, however, that such supplier of services or commodities has received a clearance from management and the West Virginia Racing Commission, which will authorize admission to the stable area. Charles Town Races agrees not to unreasonably withhold said clearance.  Any owner or trainer stabled on grounds will be permitted at any time to haul in hay or grain for his own use only.

25.  Security.  Charles Town Races agrees to provide and maintain reasonable security at its main gate and such other gates providing ingress and egress to its stable areas.

26.  Starting Gate.

A.                                   Charles Town Races agrees to provide a minimum often (10) assistant starters for the safety of jockeys and horses for each and every race and on each and every race day.

B.                                     Charles Town Races agrees to double load horses into the starting gate for each and every race.

27.  Daily Meeting Figures.  The pari-mutuel handle and purse distribution figures as well as the percentage figures which represent the relationship between purses and the total of pari-mutuel handle, shall be given to the HBPA office each day of a race meet in progress.

28.  Valuable Property Right.  Charles Town Races recognizes that the horses and participants in races and related events occurring prior or subsequent to the running of a race are valuable property rights belonging to the owners and trainers, and Charles Town Races will not produce or exhibit still or motion pictures, videotapes, radio or television programs, or authorize or license others to make or exhibit motion pictures or television programs of any of said events without prior consultation and written agreement of the HBPA.  Notwithstanding the preceding sentence, it is understood and agreed that Charles Town Races shall have the right to use pictures, still or moving, of the horses and participants to advertise and/or promote the Racetrack facility at no cost and without prior consultation and written agreement of the HBPA.

29.  HBPA Fire and Hazard Insurance.  Charles Town Races agrees to pay to HBPA’s national office on or before May 15th of each year during the term of this Agreement, its proportional share of the total annual premium as determined annually by the National HBPA for a national policy of fire and other hazards insurance covering horses and tack belonging to HBPA members stabled at Charles Town Races or at locations covered by such HBPA policy.  It is understood, however, by and between the parties, that the limits and types of coverage and the annual premium amount will not be increased without the prior written consent of Charles Town Races.

30.  Dead Horse Removal.  The cost of removing dead horses from the racing strip shall be paid by Charles Town Races.  The cost of removing dead horses from the Racetrack facility generally shall be paid one-half by the HBPA and one-half by Charles Town Races.

31.  Right to Terminate.  Each party may terminate this Agreement upon the other party’s failure to substantially perform its duties and obligations as required under the terms and provisions of this Agreement, and such failure continues for thirty (30) days following the date in which written notice of default is mailed in accordance with paragraph 35, Notices, of this Agreement.  Such termination shall not constitute an election of remedy, nor shall it constitute a waiver of a party’s other remedies at law or in equity.

32.  Further Assurances.  The HBPA and Charles Town Races shall execute such instruments and documents, and give such further assurances as may be necessary to accomplish the purposes and intent of this Agreement.

33.  Counter-part Originals.  This Agreement may be executed in two or more counter-part originals, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

34.  Notices.  All notices, requests, demands or other communications which may be required by this Agreement shall be in writing, and if mailed, shall be mailed by certified mail, return receipt requested, and shall be deemed to have been given when received by personal delivery or otherwise.  A courtesy copy of such communication shall also be sent via facsimile to the last known facsimile number of the other party.  Current addresses of the persons to whom communications are to be sent are as follows:

Charles Town:	Albert Britton, General Manager
U. S. Route 340
P. O. Box 551
Charles Town, WV 25414

Copy to:	Kevin DeSanctis, President
c/o Penn National Gaming, Inc.
Wyomissing Professional Center
825 Berkshire Blvd., Suite 203
Wyomissing, PA 19610

Copy to:	Carl Sottosanti, VP/Deputy General Counsel
c/o Penn National Gaming, Inc.
Wyomissing Professional Center
825 Berkshire Blvd., Suite 203
Wyomissing, PA 19610

Copy to:	Phyllis LeTart, VP/Legal Affairs
c/o Charles Town Races
P. O. Box 551
Charles Town, WV 25414

HBPA:	Wayne Harrison, President
Charles Town HBPA, Inc.
P. O. Box 581
Charles Town, WV 25414

Copy to:	Harry L. Buch, Esquire
Bailey, Riley, Buch & Harman, L.C.
P. O. Box 631
Wheeling, WV 26003

35.  Waivers.  No waiver of any breach of this Agreement or any term hereof shall be effective unless such waiver is in writing.  No waiver of any breach shall be deemed a waiver of any other or subsequent breach.

36.  Simulcasting.  Simulcasting at Charles Town Races shall be governed by the West Virginia statutes and the Federal Interstate Horse Racing Act of 1978.  Prior to February 1, 2005, and prior to February 1 of each year of this Agreement, a Simulcasting Agreement in the form attached as Exhibit ”A”, for a term of twelve calendar months, being February 1 of each year through January 31 of the following year, containing site approvals will be executed by the parties and shall be a part of this Agreement. Any additions or deletions to the scheduled simulcasting locations will be provided to the HBPA for review and approval, which shall not be unreasonably withheld or unduly delayed.

37.  Applicable Law.  This Agreement shall be executed and delivered by the parties hereto in the State of West Virginia, and shall be interpreted, construed and enforced in accordance with the laws of the State of West Virginia.  Nothing in this Agreement is intended to or has the effect of contradicting, superseding or construing the provision of Article 23, Chapter 19 (§ § 19-23-1 et seq.), Horse and Dog Racing and/or Article 29, Chapter 22A (§ § 22-A-1 et seq.)  The Racetrack Video Lottery Act.

38.  Severability.  If any provision of this Agreement is declared invalid by any Court of competent jurisdiction, or becomes invalid or inoperative by the operation of law, the remaining provisions of this Agreement shall not be affected thereby and shall remain in full force and effect.

39.  Entire Agreement; Modification.  This Agreement contains the entire agreement between the parties and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject hereof.  No modification, variation or amendment of this Agreement shall be effective unless such modification, variation or amendment shall be in writing and has been signed by all parties to this Agreement.

40.  Binding Effect.  This Agreement shall be binding upon the parties, their successors and assigns.

WITNESS the following signatures:

PNGI CHARLES TOWN GAMING		CHARLES TOWN HORSEMEN’S
LIMITED LIABILITY COMPANY		BENEVOLENT AND PROTECTIVE
ASSOCIATION, INC.

By:	/s/ Richard Moore	By:	/s/ Wayne A. Harrison
	Richard Moore		Wayne A. Harrison
Its:	General Manager Racing	Its:	President

EXHIBIT A

Re:                               Simulcast Agreement and Site Approval

Charles Town Horsemen’s Benevolent & Protective Association (the “HBPA”) hereby authorizes Charles Town Race Track (the “Track”) to export live thoroughbred horse races conducted at the Track to the attached list of guest site and to import live thoroughbred and harness horse races and dog races from the attached list of host sites from February 1, 2005 through January 31, 2006, subject to the following conditions:

1.                                       That fees derived therefrom shall be divided according to the mandates of the West Virginia statutes;

2.                                       That any thoroughbred racetrack approved as an interstate off-track betting (“OTB”) outlet maintains a contract with the applicable thoroughbred horsemen’s group as defined in the 1978 Interstate Horse Racing Act;

3.                                       That present circumstances at any approved OTB outlet do not materially change hereafter such that live thoroughbred horse racing becomes threatened or adversely affected;

4.                                       That no approved OTB outlet combines with other OTB outlets to threaten not to, or refuse to purchase interstate simulcasts except upon similar terms and conditions for purchase being made to each of any combination of such outlets;

5.                                       That all approved OTB outlets obtain all other consents or approvals required by the 1978 Interstate Horse Racing Act;

6.                                       That the Track agrees, upon five (5) days written notice from the HBPA, to discontinue export/import of live races to/from any guest/host site that is deemed not to be in good standing with such site’s local HBPA or the National HBPA, at the discretion of the HBPA;

7.                                       That re-disseminating the Track’s races to facilities not named on the attached list is prohibited without the prior written approval of the HBPA and the Track;

8.                                       That the Track agrees to provide a copy of all executed contracts with host/guest tracks and their sites to the HBPA; and

9.                                       That the HBPA agrees that from time to time the Track may choose to add new sites to the attached list of guest/host sites and may do so with written approval of the HBPA.

The HBPA expressly reserves the right to rescind this consent hereafter should any of the foregoing conditions be violated.

/s/ Wayne A. Harrison	/s/ Richard Moore
Wayne A. Harrison	Richard Moore
President	General Manager – Racing
Charles Town HBPA	Charles Town Race Track